UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event

reported): June 11, 2007

HearUSA, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11655	22-2748248
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway
West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(561) 478-8770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Shareholder Approval of 2007 Incentive Compensation Plan. On June 11, 2007, at the annual meeting of stockholders of HearUSA, Inc. (the “Company”), the stockholders approved HearUSA’s 2007 Incentive Compensation Plan (the “2007 Plan”), providing for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, officers and employees of the Company. The Company’s Chief Executive Officer, Chief Financial Officer and the other named executive officers are eligible participants. A total of 2,500,000 shares of the Company’s common stock will be available for issuance under the 2007 Plan. The Compensation Committee of the Board of Directors of the Company will administer the 2007 Plan and grant awards under the 2007 Plan. The Committee has discretion to establish the terms of each award, consistent with the Plan. Any performance targets related to performance-based awards, and any performance conditions related to the lapse of restrictions on the restricted stock awards or restricted stock units, will be determined by the Compensation Committee. The 2007 Plan will remain in effect until its termination or the later of the distribution of shares subject to outstanding awards on the date of the Plan’s termination or expiration of such awards. The Company may withhold from any payment under the 2007 Plan any required withholding taxes. The Board of Directors may amend, modify, terminate, or suspend the 2007 Plan, and the Compensation Committee may amend any agreement or certificate, provided, in each instance, that any necessary approval of the stockholders is obtained and no participant’s rights are adversely affected unless otherwise permitted by an agreement or a certificate or the law. The 2007 Plan will be unfunded and will not require the segregation of any assets.

The Board of Directors of the Company had approved the 2007 Plan on April 27, 2007, subject to the approval of the stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearUSA, Inc. (Registrant)

Date: June 13, 2007	By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: President & Chief Executive Officer